Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation, by reference in the Amendment No. 1 to the Registration Statement (No. 333-264501) on Form F-10 of CGI Inc., of our report dated November 9, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear in Exhibit 99.2 to CGI Inc.’s Annual Report on Form 40-F for the year ended September 30, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Montréal, Quebec, Canada

May 4, 2022

  PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.

  1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

  T: +1 514 205 5000, F: +1 514 876 1502

  “PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.